CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights,” “Independent Registered Public Accounting Firm,” “Disclosure of Portfolio Holdings,” “Shareholder Reports”, and “Independent Registered Public Accounting Firm and Legal Counsel” in the Registration Statement (Form N-1A) and the related Prospectus and Statement of Additional Information of Nicholas Fund, Inc. and to the incorporation by reference therein of our report dated May 3, 2007, with respect to the financial statements of Nicholas fund, Inc. filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 55 to the Registration Statement under the Securities Act of 1933 (File No. 002-30447).

/s/ ERNST & YOUNG LLP

Chicago, Illinois July 24, 2007